Exhibit 10.19

SEVENTH AMENDMENT TO CREDIT AGREEMENT

This Seventh Amendment to Credit Agreement (this “Amendment”) is entered into as of November 3, 2016, by and between WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) and NIMBLE STORAGE, INC., a Delaware corporation (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Credit Agreement dated as of October 1, 2013 (as amended from time to time, including, without limitation, by that certain First Amendment to Credit Agreement dated as of April 23, 2014, that certain Second Amendment to Credit Agreement dated as of June 17, 2014, that certain Third Amendment to Credit Agreement dated as of September 19, 2014, that certain Fourth Amendment to Credit Agreement dated as of April 6, 2015, that certain Fifth Amendment to Credit Agreement dated as of December 9, 2015, and that certain Sixth Amendment to Credit Agreement dated as of July 29, 2016, collectively, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.    Section 1.1(c) of the Agreement hereby is amended and restated in its entirety to read as follows:

“(c)    Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit (the “Letters of Credit Sublimit”) shall not at any time exceed Seven Million Dollars ($7,000,000). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. If on the Line of Credit maturity date (or the effective date of any termination of this Agreement) there are any outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to at least one hundred percent (100%) of the face amount of any such Letter of Credit, plus all interest, fees and costs due or to become due in connection therewith to secure the obligations related to such Letter of Credit. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.”

2.    Section 1.5 of the Agreement hereby is amended and restated in its entirety to read as follows:

“SECTION 1.5.    SUBORDINATION OF DEBT. All indebtedness and other obligations of Borrower, other than Permitted Indebtedness, to any other creditor shall be subordinated in right of repayment to all indebtedness and other obligations of Borrower to Bank, as evidenced by and subject to the terms of subordination agreements in form and substance satisfactory to Bank.

As used herein, “Permitted Indebtedness” means (a) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document; (b) Indebtedness existing on the Closing Date and disclosed in writing to and approved by Bank; (c) Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and in the aggregate does not exceed One Million Dollars ($1,000,000); (d) Indebtedness owed or hereafter incurred to trade creditors and incurred in the ordinary course of business, and (e) other unsecured Indebtedness, not otherwise permitted in this Section 1.5, in an amount not to exceed Two Million Dollars ($2,000,000) in the aggregate at any time outstanding.

As used herein, “Permitted Liens” means the following, which shall secure obligations in the aggregate not to exceed Two Hundred Fifty Thousand Dollars ($250,000) (excluding any obligations secured by liens described in subsections (a), (c) or (f) below): (a) any liens existing on the Closing Date and disclosed in writing to and approved by Bank or arising under this Agreement or the other Loan Documents; (b) liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings with adequate reserves under generally accepted accounting principles; (c) liens securing obligations in the aggregate not to exceed One Million Dollars ($1,000,000) (i) upon or in any equipment which was not financed by Bank acquired or held by Borrower to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment; (d) deposits to secure real property lease obligations in the ordinary course of business; (e) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described in clauses (a) through (d) above, provided that any extension, renewal or replacement lien shall be limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase, and (f) other liens, not otherwise permitted in this Section 1.5, securing obligations in an amount not to exceed Two Million Dollars ($2,000,000) in the aggregate at any time outstanding.”

3.    No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

4.    Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

5.    Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct in all material respects as of the date of this Amendment, and that no Event of Default has occurred and is continuing; provided, however, that any Representations and Warranties which speak to an earlier date or time period are true and correct in all material respects as of such date or with respect to such time period.

6.    As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank:

(a)    this Amendment, duly executed by Borrower; and

(b)    all fees and expenses incurred through the date of this Amendment, which may be debited from Borrower’s account at Bank.

7.    This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

NIMBLE STORAGE, INC.

By:	/s/ David Chung
Name:	David Chung
Title:	VP Controller

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Nicole Heller
Name:	Nicole Heller
Title:	Vice President

[Signature Page to Seventh Amendment to Credit Agreement]